Exhibit 5.2

JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

February 4, 2013

FirstMerit Corporation

III Cascade Plaza, 7th Floor

Akron, Ohio 44308

Re:	$250,000,000 4.350% Subordinated Notes due 2023

Ladies and Gentlemen:

We are acting as counsel for FirstMerit Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of $250,000,000 aggregate principal amount of 4.350% Subordinated Notes due 2023 (the “Notes”), pursuant to the Underwriting Agreement, dated January 28, 2013 (the “Underwriting Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes are being issued under an indenture, dated as of February 4, 2013 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of February 4, 2013 (together with the Base Indenture, the “Indenture”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) the Indenture is a valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

ALKHOBAR • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID MEXICO CITY • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PITTSBURGH • RIYADH • SAN DIEGO SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

JONES DAY

FirstMerit Corporation

February 4, 2013

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinion expressed herein is limited to the laws of the State of New York and the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-185132) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day